SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

October 4, 2004

(Date of Report)

September 29, 2004

(Date of Earliest Event Reported)

Java Express, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	000-50547 Commission File Number	88-0515333 (IRS Employer I.D. No.)

5017 Wild Buffalo Avenue

Las Vegas, NV 89131

(Address of Principal Executive Offices)

(702) 839-1098

(Registrant's Telephone Number)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On September 29, 2004, in an arms length transaction not involving any affiliates or related parties, Java Express, Inc. (“Java”) completed the acquisition of all the issued and outstanding stock of K-Com Business Coaching Corp (“K-Com”), a Utah Corporation, in exchange for 1,200,000 restricted shares of Java common stock, par value $0.001 per share. K-Com is now a wholly-owned subsidiary of Java. Although exhibit 2.0 (See Item 9.01) is titled “Agreement and Plan of Reorganization” the transaction is not a change in control and is considered to be an asset purchase. There has been no change in Java’s officers or directors as a result of this transaction.

The value of the transaction was determined as a par value, share for share exchange.

K-Com is in the business of providing business coaching services to emerging, developing and growing companies. Their primary services include business plan mapping, business model development, and market analysis. K-Com has an established clientele and anticipates continuing to provide their business coaching services to these and additional companies. Java does not currently have an employment agreement in place with Howard Abrams, the former principle officer and director of K-Com, but anticipates entering into an agreement whereby Mr. Abrams will continue to provide K-Com services to its clientele.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial statements of businesses acquired.

The Company will file financial statements under cover of Form 8-K no later than 71 calendar days after the date this Report is required to be filed.

          (b)  Pro forma financial information.

The Company will file pro forma financial information under cover of Form 8-K no later than 71 calendar days after the date this Report is required to be filed.

(c)

Exhibits.

2.0  Agreement and Plan of Reorganization, dated September 29, 2004 between Java Express, Inc. and K-Com Business Coaching Corp.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JAVA EXPRESS, INC.

(Registrant)

DATE: October 4, 2004

By: /s/ Lance Musicant

Lance Musicant

President, Chief Executive Office, Chief

Financial Officer and Director